Exhibit 99.1

America’s Car-Mart, Inc. Chairman and CEO Adopts Rule 10b5-1 Trading Plan
Monday June 14, 10:00 am ET

BENTONVILLE, Ark., June 14 /PRNewswire-FirstCall/ — America’s Car-Mart, Inc. (Nasdaq: CRMT — News) today announced that T. J. (“Skip”) Falgout, III, Chairman and CEO of the Company, has adopted a personal trading plan as part of his individual long-term strategy for asset diversification and liquidity, in accordance with the Securities and Exchange Commission’s Rule 10b5-1 and the Company’s policies with respect to insider sales of America’s Car-Mart common stock.

Written predetermined trading plans adopted according to the terms of Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended, permit officers and directors of public companies to buy or sell specified amounts of their company’s stock at future dates regardless of any material nonpublic information they may receive after adopting the plan. A director or officer may only enter into a Rule 10b5-1 plan while he or she is not in possession of any material, nonpublic information and may use the plan to gradually diversify their investment portfolio over a period of time.

Mr. Falgout’s Rule 10b5-1 plan authorizes his stockbroker to sell up to 5,000 shares a month, subject to market conditions. The plan becomes effective on June 15, 2004 and will expire June 30, 2005.

About America’s Car-Mart

America’s Car-Mart operates 72 automotive dealerships in seven states and is the largest publicly held automotive retailer in the United States focused exclusively on the “Buy Here/Pay Here” segment of the used car market. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information on America’s Car-Mart, please visit our website at http://www.car-mart.com .

Forward-Looking Statements

Statements in this press release may include forward-looking statements. These forward-looking statements should be evaluated together with additional information about America’s Car-Mart’s business, markets, conditions and uncertainties which are contained in America’s Car-Mart’s filings with the Securities and Exchange Commission and which are incorporated into this press release by reference.